UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.               )

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Filed by a Party other than the Registrant ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
CLOVER PARTNERS, L.P. MHC MUTUAL CONVERSION FUND, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P. and Others

On October 15, 2014, an article was published by SNL Financial relating to MHC Mutual Conversion Fund, L.P. and its solicitation of votes to elect its director nominees to the board of directors of Hampden Bancorp, Inc. (the “Company”). A copy of the article follows as part of this filing under Rule 14a-6 of the Securities Exchange Act of 1934, as amended. The consent of the author and the publication to file the article under Rule 14a-12 was neither sought nor obtained.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of the Company and is soliciting votes for the election of Mr. Guerry and Mr. Base as members of the board. On September 30, 2014, MHC Mutual Conversion Fund, L.P. filed its definitive proxy statement and related proxy materials with the Securities and Exchange Commission (“SEC”), and has sent the definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2014 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund, and by contacting Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on September 30, 2014, which is incorporated herein by reference.

SNL Financial

By Kiah Lau Haslett

The proxy fight between Hampden Bancorp Inc.‘s board and major shareholder Clover Partners LP has heated up in its third year, as both sides claim a lack of professionalism and exchange affronts about qualifications and the overall direction of the small thrift in Springfield, Mass.

The increasingly personal proxy battle comes after the two sides failed to reach an agreement for an external board appointment over the summer. It is the third time that Clover has engaged in activism at Hampden, as the hedge fund seeks to maximize shareholder returns by exploring a sale. The thrift’s management team meanwhile disputes claims that it has mismanaged the company. SNL spoke with Clover Partners managing partner Johnny Guerry, the lead activist in the fight, to learn more about the failure of last year’s fight and why Clover continues to seek board representation. Hampden management did not return repeated requests for comment.

Clover Partners was “obviously disappointed” after losing a 2013 proxy battle with Hampden, which agreed to hire investment bank Sterne Agee & Leach Inc. to explore strategic opportunities. Still, Clover Partners decided to press forward in forming a more constructive relationship with the board, and Guerry said he met with directors over the summer in an attempt to hammer out an agreement. He said he provided them with all information they requested and believed an agreement “was imminent.”

Instead, the board surprised the investor group with a proxy rejecting its nominations a day before the two parties were slated to have a conference call about adding one of Clover’s candidates to the board; Hampden instead offered to accept a mutually agreeable independent candidate. The thrift noted that Guerry has no experience working for a bank or any other kind of operating company and “has absolutely no experience with public companies.”

But settling on a mutually agreeable candidate could prove difficult; Guerry said Hampden’s board does not want major shareholders on the board, and that Clover Partners found it difficult to name a neutral party with no stake in the thrift to represent it on the board. Guerry contrasted Clover’s ownership philosophy with that of Hampden’s board, which he described as “abundant sellers” of the stock. Hampden has defended itself against similar charges Clover made in proxy statements, saying in a Sept. 29 proxy filing that there have only been three sales of company stock by insiders since the last annual meeting and that directors used cashless exercises of stock options that increased insider ownership by 10,532 shares.

Guerry remained unimpressed. A proxy from Clover dated Oct. 1 stated that insiders have purchased less than $80,000 of stock on the open market since the thrift’s IPO, while selling more than $1.6 million. The filing also said that insiders sold 3.5x more stock than was purchased after the 2013 proxy battle. “Getting something for free is not the same as taking the money you made and buying the shares yourself, which is one of our largest criticisms of these guys,” he told SNL.

Clover Partners is campaigning for two spots on the board, in hopes of replacing directors Stanley Kowalski Jr. and Mary Ellen Scott. However, Hampden said in its Sept. 29 proxy that the contest is a “referendum” between the qualities of President and CEO Glenn Welch, who also stands for re-election, and Guerry. In speaking to SNL, Guerry touted his own experience as well as that of fellow Clover nominee Gary Base. Base is the former CEO of Plano, Texas-based ViewPoint Financial Group Inc., in which Clover Partners is an investor. Viewpoint delivered “massive amounts of value for shareholders” under Base’s leadership, Guerry said, and Clover Partners reached out to him after he retired, for the second proxy contest with Hampden.

“I’m glad they listed what [Welch’s] qualifications are in lieu of Gary. While they tout Glenn’s operational and general years at the company, I think you can look at Gary’s [experience] and make a pretty compelling case that he would be a very, very valuable board member,” he said, later adding: “Hampden would be lucky to have him as a board member.”

For its part, Hampden defended its performance record and extolled its balance sheet growth and share price improvement. Hampden did engage investment bank Sterne Agee following last year’s election. Although it has not made the findings from that engagement public, the thrift did say that Sterne is advising it on various strategies to create or enhance stockholder value, as well as capital management strategies. Sterne has also provided an assessment of the current M&A environment, as well as valuations of public financial institutions in New England and Massachusetts.

“Your board has explored and will continue to explore all alternatives to enhance stockholder value,” an Oct. 9 company presentation stated. Hampden touted its loan growth in that presentation, saying commercial loans grew 25.6% and overall loans grew 12.7% in the fiscal year ended June 30.

The company said in its Sept. 29 proxy that CEO Glenn Welch has increased share price 15% from Dec. 31, 2012, through Sept. 25, 2015 — gains that Guerry attributed to his firm’s involvement. Clover said that shares rose 38.2% after the firm became involved in October 2012, compared to the 1.6% gain from the January 2007 IPO through mid-October 2012, according to an Oct. 10 proxy. The group called Hampden’s expansion an “ill-planned growth strategy” that it claims nearly doubled the amount of nonperforming loans as a percentage of total loans since 2012. The fund is also concerned about potential rate competition the thrift could engage in to make loans, noting a “continued deterioration” of 40 basis points in the net interest margin since 2012.

The proxy battle took a surprising personal twist when Hampden Bancorp disclosed a dispute between Clover Partners and a Dallas tenant in an attempt to discredit Guerry. According to the Sept. 29 filing from Hampden, Clover Partners rented space to a friend of Guerry’s who had a criminal record. The “criminal friend” was evicted, but not before he used “his space on Clover’s premises to engage in ‘several nefarious business dealings including but not limited to embezzlement and fraud,’“ Hampden’s filing stated, citing an affidavit and complaint that Guerry filed against his friend.

“The decision to rent and share office space with this person is an example of Johnny Guerry’s business judgment. Is this the type of person that you want to protect your investment and serve on your Board of Directors?” Hampden Chairman Richard Kos asked shareholders in the filing.

Guerry said the thrift mischaracterized the ordeal, and clarified that the individual was the president of a real estate company that operated in another part of Texas who needed an office in Dallas, and that the conviction was more than a decade old. He said Clover did not know about the conviction, that none of the alleged conduct took place on the premises and that the incident has no bearing on Clover Partners’ investments. His response questioned the professionalism of the board and management.

“It’s shameful they’ve resorted to personal insults to try to advantage themselves in this proxy contest while hiding their grave operational deficiencies,” he told SNL.

Guerry said he is confident that the third proxy battle will be the charm for Clover because it has received unsolicited support from several key shareholders. If elected, Clover Partners’ board representatives would press for a critical evaluation of the loan growth plan and the share repurchase strategy. They would also search for opportunities to introduce new products that could enhance fee income, and hire an investment bank to ascertain strategic partners. Clover estimates that a strategic buyer could pay between $20 and $21 per share for the thrift.

“I think shareholders have to, at this point, be exhausted by this stale board of directors who are unprofessionally dealing with their second-largest shareholder and an abysmal operating record,” Guerry said. “The two people we’re targeting have been there almost 20 and 14 years, so they have from the inception overseen what is largely a failed operating track record.”

The company’s annual meeting of stockholders is set to be held Nov. 4.